Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of our report dated January 20, 2006 except for Notes 1, 7 and 12 which are dated as of April 4, 2007, relating to the balance sheet of Dice Inc. and subsidiaries as of August 31, 2005 (before the purchase transaction as described in Notes 1 and 2) and December 31, 2004, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the eight-month period ended August 31, 2005 (before the purchase transaction as described in Notes 1 and 2) and the year ended December 31, 2004, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    LWBJ LLP

West Des Moines, Iowa

April 4, 2007